Exhibit 12.1
Knowles Electronics Holdings, Inc.
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

	2000		2001		2002		2003	2004

Income available for fixed charges:
Income (loss) from continuing operations before income taxes	$(14,392)		$(2,202)		$(19,177)		$1,235	$(1,892)
Fixed charges	43,990		38,274		34,284		36,124	34,411

	$29,598		$36,072		$15,107		$37,359	$32,519
Fixed charges:
Interest expense	$43,292		$37,666		$33,891		$35,835	$33,790
Interest portion of rent expense	698		608		393		289	621

	$43,990		$38,274		$34,284		$36,124	$34,411
	(a	)	(b	)	(c	)	1.0	(d	)

(a) The Company’s earnings were inadequate to cover fixed charges for pro forma year ended December 31,2000 by approximately $14,392.

(b) The Company’s earnings were inadequate to cover fixed charges for pro forma year ended December 31,2001 by approximately $2,202.

(c) The Company’s earnings were inadequate to cover fixed charges for pro forma year ended December 31,2002 by approximately $19,177.

(d) The Company’s earnings were inadequate to cover fixed charges for pro forma year ended December 31,2004 by approximately $1,892.